Exhibit 10.1

August 1, 2006

Alfred Amoroso

c/o Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

RE: Amendment to Annual Stock Option Refresh Grants

Dear Fred:

Pursuant to your offer letter dated June 8, 2005, Macrovision Corporation (the “Company”) agreed to make annual stock option grants to you in each of 2006, 2007 and 2008 for 250,000 shares of the Company’s common stock. These annual stock option grants are divided equally between two semiannual grant dates each year, which have been established by the Compensation Committee as March 1 and September 1 of each such year.

On July 28, 2006, the Compensation Committee approved an amendment to your offer letter with the Company such that on the September 1, 2006 grant date, the Company will grant you 125,000 shares of restricted stock (the “Restricted Stock Award”), instead of the stock option grant that would have otherwise been granted to you on such date pursuant to your offer letter. The Restricted Stock Award will be granted at a price per share of the par value of the stock, which is $0.001 per share, and will have a 4 year vesting schedule. These shares will vest in accordance with the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan as follows: twenty-five percent (25%) of the Restricted Stock Award shall vest on each anniversary of the September 1 grant date, subject to you continuing to be an employee of the Company or its subsidiaries through the applicable vesting date.

The Compensation Committee further approved the amendment to your offer letter to grant you restricted stock for the future semiannual grants in 2007 and 2008. The number of shares and vesting terms for each semiannual grant will be the same as the Restricted Stock Award set forth above, with vesting commencing as of the date of the grant.

All other terms of your offer letter employment arrangement remain unchanged. To indicate your agreement with the terms of this amendment to your offer letter, please indicate by signing below and returning a copy of this letter to the Company no later than August 3, 2006.

Sincerely,

/s/ Steven G. Blank
Steven G. Blank
Compensation Committee
Macrovision Corporation

Agreed & Accepted:

/s/ Alfred J. Amoroso	8/2/06
Alfred J. Amoroso	date